UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	MREC2 Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	1290 Broadway, Suite 1000 Denver, Colorado 80203

TELEPHONE NUMBER:	(310) 929-4600

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	REGISTERED AGENT SOLUTION, INC. 838 Walker Road Suite 21-2 Dover, DE 19904

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes	☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Ohio on this 22nd day of June 2023.

MREC2 Fund

By:	/s/ JoAnn Strasser
JoAnn Strasser
Sole Initial Trustee

Attest:

/s/ Thomas Powers
Name: Thomas Powers
Title: Secretary